Exhibit  2.1



                           Offer for Purchase and Sale
           and receipt for deposit. This is a legally binding contract
                     (please read carefully before signing)


  Received from  Effective Heath, Inc.             Date  October 4 ,2002
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  Check for $20,000.00   Payable to  Jean Allen Escrow
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   as a deposit for the purchase of   Sespe Pharmacy
                                   -----------------

  Address of  552 Sespe Avenue, Fillmore, CA. 93015
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________________________________________________________________________________


The Seller(s) agree to sell and the Buyer   Effective Health, Inc.   or assignee
                                         ----------------------------
agree  to  purchase   Sespe  Pharmacy   on the following terms and conditions.
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     1.   Purchase price, which includes supplies, fixtures, furniture, equipment, goodwill, customer lists, computer and data, trade name, leasehold improvements, and tangible assets of the business shall be in the sum of $ 100,000.00 plus inventory estimated at $ 75,000.00.
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          Terms of sale: $65,000 cash at closing of escrow along with two (2)
          promissory notes. The first Note is for the balance of the sale in the amount of $35,000 to be paid as follows: 1/3 due 60 days from the closing of escrow, 1/3 due in 90 days of the closing of escrow, and the final 1/3 due 120 days from the closing of escrow. Each of the three payment to be in the amount of $11,666.66. The second note to be in the amount of inventory of approximately $75,000. This note is to be paid in four equal installments beginning 60 days after the close of escrow. Each payment shall be in the amount of 1/4th of the actual inventory number or approximately $75,000 (ie. $18,777.77 for 4 consecutive months beginning 60 days from the close of escrow. A default on either note shall trigger the notes to accrue interest at the rate of 8 percent from the month of default. Both notes shall be personally guaranteed by Steve Westland.

          Sale will be an asset sale only. All assets are to be free and clear of all liens. The Seller(s) represents and warrants that He/She/They own title to all the assets being transferred therein.

     2.   Close of escrow shall be approximately 30 days from the date of
                                                ----
          opening of escrow. The parties agree to all things necessary to close escrow within the agreed upon time frame. Buyer(s) agree to pay pro-ration of personal property taxes, pro-ration of acceptable insurance, pro-ration of rent, utilities, phone directory, maintenance contracts, if any. And to reimburse Seller(s) for sales tax assessed against fixtures and equipment. Buyer(s) and Seller(s) each to pay one-half of the cost of inventory service fee.


                            Page 1 of 6 Buyers Initials____ Sellers Initials____
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     3.   Inventory of the stock in trade shall be taken on the date of possession by Buyer(s) and Seller(s) or their respective representatives and based upon Seller(s) net acquisition cost, less rebates and discounts. Only clean and salable merchandise (salable merchandise is to have at least 180 days dating remaining) and the
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          supplies are to be taken, no damaged , outdated or discontinued
          merchandise accepted. The Inventory Service shall be the sole judge of salability. The cost of taking the inventory shall be borne equally between Buyer and Seller

     4. At the close of escrow, the Seller(s) warrant that all personal property taxes, rent, utilities, insurance, State Board of Equalization, accounts payable, Workman's Compensation, Licenses. All other non mentioned obligations will be paid in a timely manner.

     5. Buyer(s) will not assume any contractual agreements either verbal or written to any employee that was made by Seller(s).

     6. The amount allocated in the purchase of the business with regard to furniture, fixtures, equipment, goodwill, trade name, covenant not to compete, etc. shall be determined and agreed upon by Buyer(s), Seller(s) and/ or their respective accountants. A signed copy of the allocation of assets will be submitted to escrow within 14 days from the start of escrow.

     7. All vacation due to employees and bonuses promised must be satisfied prior to the close of escrow ( or mutually agreed upon between Buyer(s) and Seller(s).

     8. Buyer(s) and Seller(s) shall immediately take a joint inventory of all furniture, fixtures and equipment being conveyed. A list of same, approved in writing by both parties to be attached to the escrow agreement. Seller(s) shall provide prior to the close of escrow a good and valid Bill of Sale covering the same, free and clear of any liens and encumbrances whatsoever, except only those specifically set forth in this agreement.

     9. Seller(s) hereby warrants and guarantees that they have not operated the subject business under a name other than that which is being presented here.

     10. Seller(s) warrant that through the close of escrow they have no knowledge of any pending or threatening litigation or other claims against the business, notice of violations of the city, county, state, federal, building, zoning, health codes or ordinances, or other governmental regulations filed or issued against the real property or the business itself. This warranty shall survive the date of the close of escrow.

     11. Opening of escrow is contingent on the Buyer(s) obtaining a new lease or assignment of the existing lease that meets with Buyer(s) approval.

     12. In addition to the purchase price, Buyer(s) shall reimburse Seller(s) through escrow, the rental security and/or any lease deposits, as required by the landlord.

     13. Seller(s) agree to execute supersedure documents with the telephone company prior to the close of escrow in order that all existing telephone numbers of the business will be transferred to the Buyer(s).

     14. As part of the consideration herein paid, the Seller(s), officers, or principles do covenant that they will not engage either directly or indirectly, by proprietorship in whole or in part, or as an officer, director, shareholder or member of any corporation, association or other entity, or as manager, an independent contractor, or consultant to such entity, having such interest in any same or similar business within a radius of five (5) miles for a period of five (5)
   -                        ------                               ------
          years from and after the date of Buyer(s) possession. This is not transferable or assignable.


                            Page 2 of 6 Buyers Initials____ Sellers Initials____
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     15.  Seller(s) will assist with the transfer of any and all agreements as may exist for the continuation of the business and to include all third party prescription contracts.

     16. Seller to execute a Power of Attorney to allow buyer to operate under Seller's pharmacy permit, DEA license, and Medi-Cal provider number until new licenses are obtained by Buyer(s). Buyer(s) must submit their State Board of Pharmacy application within 30 days after the close of escrow. Buyer(s) will hold Seller(s) harmless during this period of time. Seller acknowledges that if any action be brought against the pharmacy during this time the Seller(s) license could conceivably be in jeopardy.

     17.  Seller to train Buyer(s) for a period of  7  days after the close  of
                                                  -----
          escrow, during regular business hour ( not to exceed  40  per week) at
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          no cost to the Buyer(s).

     18. Buyer(s) to be able to use Seller(s) third party billing accounts and necessary transmittals until Buyer(s) establish their own or until all accounts are transferred into Buyer(s) name.

     19. The purchase concerned herein does not include the accounts receivable occasioned prior to the date of Buyer(s) possession. However, with the purpose of maintaining the goodwill and the orderly transition of ownership, the Seller(s) will furnish the Buyer(s) an itemized list of such accounts outstanding as of the date of Buyer(s) possession, setting forth names addresses, and balances unpaid and the Buyer(s) will in the normal course of billing, include those balances which will remain the property of the Seller(s) and thereafter to the newer accounts of the Buyer(s) and Buyer(s) will within ten days after receipt of same, remit such amounts to the Seller(s). Provided, however, that after 90 days following possession, buyer(s) may cease billing of those accounts remaining unpaid, if any, and their collection thereafter becomes the sole responsibility of the Seller(s).

     20. Buyer(s) acknowledge that they are aware of the licensing requirements of the California State Board of Pharmacy and shall obtain such required license together with any other business licenses and permits (including DEA ) as may be required for the operation of the subject business outside of escrow. Buyer(s) warrant to Seller(s) that there are no violations pending against him and that he knows of no reason why a license should be denied him. Buyer(s) agree to apply for such licenses and permits within 30 days of closing escrow.

     21. Escrow shall comply with the bulk transfer provision of the California Commercial Code. The parties thereby instruct the escrow holder, on their behalf and at their expense, to obtain from the Secretary of State a UCC title search under the names of the Seller(s), the business firm name and release from the Franchise Tax Board and the State Board of Equalization and the Employment Development Department. Buyer(s) and Seller(s) agree to split 50/50 the escrow fees.

     22. In the event that litigation is commenced in connection with or concerning the subject matter of this agreement, the prevailing party shall be entitled to recover all costs including without limitation its reasonable attorney's and accountants fees.

     23. Seller(s) warrants and holds Buyer harmless in the event of any third party audits pertaining to any fraudulent billings that may have transpired prior to the Buyer(s) taking possession of the pharmacy. During the transition period of obtaining a new Pharmacy and DEA license the buyer alleges to be licensable and the seller alleges that his license is in good standing. In the event of any litigation against either party due to either parties negligence. Seller(s) to allow Buyer(s) to operate under their board of pharmacy and DEA licenses until new licenses are obtained. This must transpire within a reasonable period of time and without further consideration. Buyer(s) will hold Seller(s) harmless during this period of time.


                            Page 3 of 6 Buyers Initials____ Sellers Initials____
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          A.   Seller shall indemnify, defend and hold harmless Buyer, its officers, directors, agents, successors, and assigns from and against any and all claims, demands, losses, liabilities, costs, expenses, obligations and damages, including, without limitation, debts and interest, penalties and reasonable attorneys' fees, suffered or incurred by Buyer which arise, result from or relate to any breach of or failure by Seller to perform any of its covenants or agreements in this Agreement, or from any inaccuracies of any representation or warranty of Seller in this agreement, or in any schedule, certificate, exhibit or other instrument furnished or to be furnished under this Agreement, or which arise, result from or relate to any liability or obligation of the Seller arising out of there conduct and operation of Sespe Pharmacy, prior to the close of escrow, which are not specifically assumed by Buyer hereunder.

          B. Buyer shall indemnify, defend and holds harmless Seller, its officers, directors, agents, successors and assigns from and against any and all claims, demands, losses, liabilities, costs, expenses, obligations and damages, including, without limitation, any claim, demand, loss liability, cost, expenses, obligation, damages arising or resulting from or relate to any action by Buyer under the Power of Attorney, and/or interest, penalties and reasonable attorneys' fees suffered or incurred by Seller which arise, result from or relate to any breach of or failure by Buyer to perform any of its covenants, or agreements this Agreement, or from any inaccuracy of any representation or warranty of the Buyer in this Agreement, or in any schedule, certificate, exhibit or other instrument furnished or to be furnished under this Agreement, or which arise, result from or relate to any liability or obligation of Buyer arising out of the conduct and operation of Sespe Pharmacy, after the close of escrow, which are not specifically assumed by Seller hereunder.

          C. In the event any claim for indemnification hereunder arises on account of a claim or action made or instituted by a third person against the party to be indemnified, the party to be indemnified shall notify the indemnifying party to be indemnified that such a claim was made or that such action was commenced. The indemnifying party shall be entitled to participate in the defense of any such claim or action by counsel of its own choosing, which counsel shall be reasonably satisfactory to the indemnifying party. If the indemnifying party shall participate in the defense of such claim or action, the same shall not be settled without its written consent, which consent shall not be unreasonably be withheld.

     24. The only contingency is that the buyer receives either a new lease or assumption of existing lease.

     25. Seller agrees to conduct subject business operations and hours in the same manner as it was heretofore conducted in the past year and agrees to use his best efforts to preserve the business intact, to keep available all employees, and to preserve present relationships with customers and suppliers until Buyer(s) date of possession.

     26.  Buyer(s) to deposit a fully executed Fictitious Business Name statement to the escrow holder at least 14 days prior to the expected date of close of transaction. Escrow holder shall file and publish the statement in accordance with information to be provided escrow holder by Buyer(s) account for said filing and publishing. If Seller (s) has an outstanding Fictitious name Statement, Seller(s) shall at its own cost and though escrow, cause an abandonment of said statement to be filed. Seller(s) shall assign Buyer(s) all all of its rights to use the Trade Name " Sespe Pharmacy ".
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                            Page 4 of 6 Buyers Initials____ Sellers Initials____
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     27.  IN THE EVENT BUYER(S) BREACHES ANY CONDITIONS OR TERMS OF THIS ESCROW
          RESULTING IN A FAILURE TO CLOSE ESCROW, AND A CANCELLATION OF ESCROW, BUYER(S) SHALL BECOME OBLIGATED TO SELLER(S) FOR LIQUIDATED DAMAGES IN THE AMOUNT EQUAL TO BUYER(S) DEPOSIT IN ESCROW, LESS ONLY ESCROW FEES AND COSTS, IT IS AGREED THAT IN SO FAR AS THE ACTUAL AMOUNT SET FORTH ABOVE IS DEEMED JUST AND EQUITABLE, AND SHALL BE THE TOTAL AMOUNT OF LIQUIDATED DAMAGES DUE THE SELLER(S) FROM THE BUYER(S) IN THE EVENT OF CANCELLATION

     28. In the event of any dispute concerning the meaning, interpretation, enforcement, applicability, or application of this agreement shall be arbitrated before the American Arbitration Association using its Commercial Arbitration Rules. Each party completely and forever waives any right to bring civil action on this agreement, with the sole and limited exception of a Petition to Confirm Arbitration Award. Each party agrees that no claim for punitive damages can be arbitrated and that each party completely and forever waives the right to bring a claim for punitive damages in any proceeding, whether judicial, arbitration or otherwise in connection with or based upon this Agreement to the purchase and sale of subject Pharmacy. In addition to any other award ordered by the court, the prevailing party shall be entitled to recover its reasonable attorneys' Fees.

     29. This agreement is the full, complete and wholly integrated Agreement between the parties for the purchase of subject Pharmacy. No oral statements or other document will be admissible in any arbitration or judicial proceeding to modify, explain, supplement, simplify or amend this Agreement in whole or in part.

     30. Both Buyer(s) and Seller(s) acknowledge that the Broker in this transaction represents both the Buyer(s) and Seller(s) in this contract, and are in agreement with this dual agency, and that the Broker did not give any legal or accounting advice. If either buyer(s) or Seller(s) have any questions regarding this contract or any information supplied by either broker or Seller(s) they should consult with their attorney or accountant.

     31. Buyer(s) and Seller(s) acknowledge their need to know the license/permit transfer policies and requirements of the State Board of Pharmacy, Federal Drug Enforcement Agency (DEA), California Department of Heath Services (MediCal), and any other regulatory agencies and/ or municipalities as may be required for the operation of subject business. Buyer(s) and Seller(s) are responsible for their own due diligence relative to the transfer of all licenses/permits and acknowledge the information offered by third parties other than the agencies involved (including Pharmacy Brokerage Services, Inc. and it's agents), must be considered here say and cannot be relied uponBuyer acknowledges that all the information regarding this pharmacy has been supplied by the Seller. The broker in this transaction believes the information supplied is correct, however the broker does not assume any liability for errors, omissions, or misrepresentations. It is also understood that the broker has not made any investigation or audit of said business and strongly advises the Buyer to do their due diligence carefully before opening of escrow.

     32. Buyer(s) agree to submit application for transfer of pharmacy license to the State Board of Pharmacy within fourteen days close of escrow. The license application shall not be a concern of the escrow holder.

     33. Seller agrees to execute a Limited Power of Attorney, effective as of the date of possession, appointing Buyer as his attorney-in-fact for the operation of the business.

     34. Should the Seller(s) fail to accept this offer to purchase by their signatures hereon prior to October 10th ,2002. then the Buyer(s) to
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          have the option to revoke this offer.


                            Page 5 of 6 Buyers Initials____ Sellers Initials____
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     35.  The parties agree that this agreement contains the complete offer for the purchase of  Sespe Pharmacy  between the parties for this
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          transaction.


Buyer(s) hereby agree to buy on the terms and conditions set forth in pages 1 through 5.


Dated  January 23, 2003


Buyer(s):___/s/ Effective Health Steve Westlund ________________________________
                (print name)                        (signature)

Address:  __________________________________________

City  _______________________________  State__________________  ZIP  ___________

Federal Tax ID #______________________  Phone # ( )_____________________________


Seller(s) hereby agree to sell on the terms and conditions set forth in pages 1 through 5.


Dated  23,  2003


Seller(s) _/s/ Patricia Kendrick________________________________________________
                  (print name)                    (signature)

Address:  ___________________

City  _______________________________  State__________________  ZIP  ___________

Federal Tax ID #_____________________  Phone # ( )______________________________


                                  Page 6 of 6
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                                POWER OF ATTORNEY


     ________________________, doing business as Sespe Pharmacy located at 552 Sespe Avenue, Fillmore, CA 933015 (the "Pharmacy"), to the full extent of her power legally to do so, hereby makes, constitutes, and appoints Effective Health, Inc., and/or its pharmacist-in-charge the Pharmacy's true and lawfull attorney ("Attorney"), in her name, place, and stead, to operate and conduct the business of the Pharmacy, as it is presently conducted, under the Pharmacy's current (i) Pharmacy Permit No. PHY_____________ issued by the State Board of Pharmacy, (ii) Medi-Cal provider number PHA__________ issued by the Department of Health Services, and (iii) DEA registration No. _____________, and in executing application for bookls of official order forms and in signing such order forms in requisition for schedule II controlled substances in accordance with Section 1308 of the Controlled Substance Act (21 U.S.C. 828) and part 1305 of Title 21 of the Code of Federal Regulations, for such reasonable time as it shall take for the Attorney to obtain such new permit, provider, and registration numbers as may be required by the appropriate issuing agencies. The undersigned hereby ratifies and confirms all that Attorney shall lawfully do or cause to be done hereby.




                                 ________________________________________


                               Dated:  _____________,  2003


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